[KPMG LETTERHEAD]



The Board of Directors and Stockholders
DNB Financial Corporation:

We consent to incorporation by reference in the registration statement (No. 33-78913) on Form S-8 of DNB Financial Corporation of our report dated January 14, 2000, relating to the consolidated statements of financial condition of DNB Financial Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report incorporated by reference in the Form 10-K of DNB Financial Corporation.

/s/ KPMG LLP

KPMG LLP

March 21, 2000
Philadelphia, Pennsylvania